Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Visa Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-214208, No. 333-201770, No. 333-150426 and No. 333-157191) on Form S-8 and (No. 333-205813) on Form S-3 of Visa Inc. of our report dated November 15, 2016, with respect to the consolidated balance sheets of Visa Inc. and subsidiaries as of September 30, 2016 and 2015, and the related consolidated statements of operations, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended September 30, 2016, and the effectiveness of internal control over financial reporting as of September 30, 2016, which report appears in the September 30, 2016 annual report on Form 10-K of Visa Inc.

Our report dated November 15, 2016, on the effectiveness of internal control over financial reporting as of September 30, 2016, contains an explanatory paragraph that states that management’s assessment of the effectiveness of internal control over financial reporting and our audit of internal control over financial reporting of Visa Inc. excludes an evaluation of internal control over financial reporting of Visa Europe.

/s/ KPMG LLP
Santa Clara, California
November 15, 2016